Exhibit 99.1

Retractable Technologies, Inc. Reports Net Income of $1.7 Million for the First Quarter of 2011

LITTLE ELM, Texas, May 20, 2011—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker of safety medical devices, reported net income of $1,723,957 for the first quarter of 2011, compared to a net loss of $2,271,496 for the first quarter of 2010.

Domestic sales accounted for 74.9% and 88.2% of the revenues for the three months ended March 31, 2011 and 2010, respectively.  International sales accounted for the remaining revenues.  Domestic revenues decreased 2.1% principally due to lower average prices mitigated by higher volumes.  International revenues increased 142.9% due to higher volumes as well as higher prices.  Overall, unit sales increased 32.4%.  Domestic unit sales increased 9.6%.  International unit sales increased 112.6%.  Domestic unit sales were 64.6% of total unit sales for the three months ended March 31, 2011.

Gross profit decreased 4.6% primarily due to lower average domestic sales prices.  The average cost of manufactured product sold per unit decreased by 1.3%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 15.2% due to higher gross sales.

Operating expenses decreased 39.8% or $2.2 million.  The decrease in General and administrative expense was the most significant.  The decrease of $2.0 million in General and administrative expense was due mainly to the reduction in litigation costs and some decrease in employee expenses, principally stock option expense.  Patent maintenance fees increased.  Sales and marketing expense decreased $92 thousand due principally to reduced employee expenses.  There were no impairment charges in 2011.  Research and development costs were flat.

Our operating loss was $100 thousand compared to an operating loss for the same period last year of $2.2 million.

Interest expense decreased due to lower loan balances.

Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100,000.

Our effective tax rate on the net income (loss) before income taxes was 2.0% and 0.1% for the three months ended March 31, 2011 and March 31, 2010, respectively.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on May 13, 2011 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan
Vice President and Chief Financial Officer
(888) 806-2626 or (972) 294-1010